UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2013

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-13167	74-1611874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15835 Park Ten Place Drive
Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 749-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on May 23, 2013, Atwood Oceanics, Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with Helmerich & Payne International Drilling Co. (“H&P”) pursuant to which the Company agreed to repurchase 2,000,000 shares of the Company’s common stock from H&P and to make a payment at closing to H&P of $107.1 million (the “Share Repurchase”). On June 13, 2013, the Company and H&P entered into an amendment (the “Amendment”) to the Purchase Agreement extending the closing date to June 27, 2013 and increasing the amount to be paid at closing to H&P by $200,000. A copy of the Amendment is filed as an exhibit to this Current Report.

Based on an amendment to H&P’s Schedule 13D, H&P has sold an additional 2,000,000 shares of the Company’s common stock in a block sale to a financial institution. Following the consummation of the Share Repurchase and assuming no other sales by H&P, H&P will own 4,000,000 shares of the Company’s common stock, or approximately 6.3% of the issued and outstanding shares of common stock of the Company. H&P is a wholly-owned subsidiary of Helmerich & Payne, Inc., a publicly-traded energy-oriented company primarily engaged in contract drilling of oil and gas wells both in the United States and internationally. Hans Helmerich, who has served on the Company’s board of directors since February 1989, serves as the President and Chief Executive Officer, as well as a director, of Helmerich & Payne, Inc.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	First Amendment to Stock Purchase Agreement, dated June 13, 2013, by and among Atwood Oceanics, Inc. and Helmerich & Payne International Drilling Co.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC.

By:	/s/ Mark L. Mey
Mark L. Mey
Senior Vice President

Date: June 14, 2013

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